Exhibit 6

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

THIRD POINT LLC, a Delaware limited	)
liability company,	)
)
Plaintiff,	)
)
v.	)
)
WILLIAM F. RUPRECHT,	)	C.A. No. 9469-VCP
PEREGRINE A. M. CAVENDISH,	)
DOMENICO DE SOLE, JOHN M.	)
ANGELO, STEVEN B. DODGE,	)
DANIEL H. MEYER, ALLEN I.	)
QUESTROM, MARSHA E. SIMMS,	)
MICHAEL I. SOVERN, ROBERT S.	)
TAUBMAN, DIANA L. TAYLOR and	)
DENNIS M. WEIBLING,	)
)
Defendants,	)
)
and	)
)
SOTHEBY’S, a Delaware corporation,	)
)
Nominal Defendant.	)

NOTICE OF CHALLENGE TO CONFIDENTIAL TREATMENT

Pursuant to Court of Chancery Rule 5.1(f), non-party Marcato Capital Management LP (“Marcato”), by and through its undersigned attorneys, hereby provides notice of its challenge to the confidential treatment of the information redacted from the following documents:

1.	Public Version of Plaintiff Third Point LLC’s Opening Brief in Support of Its Motion for Preliminary Injunction, filed on April 29, 2014, Transaction ID 55369283;

2.	Public Version of The Stockholder Plaintiffs’ Opening Brief in Support of Their Motion for a Preliminary Injunction, filed on April 29, 2014, Transaction ID 55369146;

3.	Public Version of Defendants’ Answering Brief in Opposition to Plaintiffs’ Motions for Preliminary Injunction, filed on May 2, 2014, Transaction ID 55389652; and,

4.	Public Version of Plaintiff Third Point LLC’s Reply Brief In Support Of Its Motion For Preliminary Injunction, filed on May 5, 2014, Transaction ID 55395209.

This action involved a dispute between a large shareholder of Sotheby’s and members of its Board of Directors. The resolution of this dispute was announced on May 5, 2014, but completely unredacted versions of certain filings remain unavailable to the public. Marcato believes that the redacted information, given the context, does not appear to be the type of proprietary information that this Court has determined warrants protection under Rule 5.1 and, in any event, sufficient time has passed since this action has concluded to warrant unsealing. During that time, Sotheby’s announced that CEO William Ruprecht, the source and subject of much of the redacted language, will be stepping down. Therefore, maintaining the confidentiality of these documents can no longer be justified.

ASHBY & GEDDES

/s/ Catherine A. Gaul (#4310)
Of Counsel: AKIN GUMP STRAUSS HAUER & FELD LLP Douglas A. Rappaport One Bryant Park Bank of America Tower	Catherine A. Gaul (#4310) 500 Delaware Avenue, 8th Floor P.O. Box 1150 Wilmington, Delaware 19899 (302) 654-1888
New York, New York 10036-6745 Telephone: (212) 872-7412	Attorneys for Marcato Capital Management LP

Dated: February 26, 2015